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                                                   Exhibit 99.1

      MAC-GRAY CORPORATION TO ACQUIRE INTIRION CORPORATION IN STOCK SWAP

CAMBRIDGE, Mass. and WALPOLE, Mass., Dec. 23/PRNewswire/ -- A definitive merger agreement, in which Mac-Gray Corporation (NYSE: TUC - news) would acquire one
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hundred per cent of the outstanding capital stock of Intirion Corporation was announced today by the two companies.

The transaction is to involve approximately 1.6 million primary shares of Mac-Gray stock and a small amount of cash.

Intirion/TM/, founded in 1989 as MicroFridge, Inc., is the nation's sole provider of MicroFridge/R/ products for the academic, military, assisted living, and economy and limited service hotel and motel markets. The MicroFridge product line consists of a family of combination appliances with microwave ovens physically and electrically connected to compact refrigerators.

MicroFridge combination units are equipped with patented, current-limiting circuitry and a one plug operation which lessens the peak current load on electrical circuits. The sub-assembly units are manufactured by Sanyo E&E Corporation, Daewoo Electronics Corporation and Nisshin Corporation. Intirion, cited in 1994 by Inc. magazine as one of the nation's fastest growing private companies, had FY '96 revenues of $17.7 million and FY '97 revenues of $23.5 million, an increase of over 30%.

Mac-Gray, founded in 1927, is one of the nation's leading providers of card and coin-operated laundry equipment service to the college and multi-housing markets, with FY '96 revenues of $64.4 million and projected FY '97 revenues of approximately $80 million. It is the industry leader in smart-card operated laundry equipment. Mac-Gray successfully completed an initial public offering in October, 1997.

Mac-Gray is the leading provider of card and coin-operated laundry equipment to the college and university market in North America. Intirion's family of compact refrigerators/freezers with microwave ovens, is the leading choice of college and university housing officers for on-campus installation.

According to Stewart MacDonald, Mac-Gray's Chairman and CEO, "This merger provides both companies with an abundance of opportunities. In the college and university environment, where both companies enjoy strong relationships and #1 market share positions, the combined customer bases provide opportunities on a broad scale. Additionally, Mac-Gray provides entry for Intirion in the apartment housing market while Intirion opens up enhanced cross-marketing opportunities in the government, hotel/motel and senior housing markets. This merger provides the potential to change the rules in all of our markets beyond those available through 'in industry' acquisitions."
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Robert P. Bennett, Intirion President and CEO said, "The merger with Mac-Gray is a natural marriage of two companies with a common mission and focus on sustained growth. We share the same values and commitments to quality, customer service, and growth."

The transaction, which will be accounted for as a pooling of interests, requires regulatory approvals and approval by shareholders of Intirion. It is anticipated that this transaction will close in early 1998.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, such as those containing future financial performance and growth, are forward looking statements that are subject to change based on various factors which may be beyond the company's control. Accordingly, the future performance and financial results of the company may differ materially from those expressed or implied in any such forward looking statements. Such factors include, but are not limited to, those described in the company's filings with the Securities and Exchange Commission, as well as various factors related to the transaction described in this release, including the costs of integrating their business and the realization of synergy anticipated with respect to the transaction.

SOURCE: Mac-Gray Corporation